Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No.333-181079) and related Prospectus, and on Form S-8 (No. 333-181080) of Phillips 66 of our report dated March 1, 2012 (except Note 22, as to which the date is November 2, 2012), with respect to the combined financial statements and schedule of Phillips 66, included in this Current Report on Form 8-K dated November 2, 2012 of Phillips 66.

/s/ Ernst & Young LLP

Houston, Texas

November 2, 2012